Exhibit 99.1


                     Analog Devices Announces Fourth Quarter
                      of Fiscal Year 2006 Financial Results


    NORWOOD, Mass.--(BUSINESS WIRE)--Nov. 14, 2006--Analog Devices, Inc. (NYSE: ADI):

    -- Board of Directors declares quarterly dividend of $0.16 per share;

    -- Financial results for the fourth quarter of fiscal 2006 and guidance for the first quarter of fiscal 2007 will be discussed via conference call today at 4:30 pm.

    Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced revenue of $644.3 million for the fourth quarter of fiscal 2006, which ended October 28, 2006, an increase of approximately 4% compared to the same period one year ago and a decrease of approximately 3% compared to the immediately prior quarter. For the year, revenue was $2.57 billion, an increase of approximately 8% compared to fiscal 2005.

    Net income under generally accepted accounting principles (GAAP) was $138.4 million for the fourth quarter, or 21.5% of sales, and diluted earnings per share (EPS) was $0.39. For fiscal year 2006, GAAP net income was $549.5 million, or 21.4% of sales, and diluted EPS was $1.48.

    Non-GAAP net income was $139.4 million for the fourth quarter, or 21.6% of sales, and diluted EPS was $0.39. For fiscal year 2006, non-GAAP net income was $591.3 million, or 23% of sales, and diluted EPS was $1.59.

    The non-GAAP operating results for the fourth quarter of fiscal 2006 exclude the following items: $17.3 million of non-cash stock option expenses associated with the adoption of FAS123R; expenses of $3.6 million related to restructuring actions; expenses of $19.1 million related to previously-announced acquisitions; and $26.7 million of tax benefits which resulted from the completion of a tax examination.

    The Board of Directors declared a cash dividend for the fourth quarter of fiscal 2006 of $0.16 per outstanding share of common stock. The dividend will be paid on December 13, 2006 to all shareholders of record at the close of business on November 24, 2006.

    "Revenue from consumer customers grew 13% in the fourth quarter compared to the third quarter of fiscal 2006. This revenue growth was driven by strong sales of digital cameras, home entertainment systems, and new video game consoles where ADI technology continues to enable new sight, sound, and other user experiences in our customers' products," said Jerald G. Fishman, ADI's president and chief executive officer. "Revenue from computer customers also increased sequentially during the quarter, while revenue from our broad base of industrial customers was approximately flat sequentially. In the fourth quarter of fiscal 2006, revenue from communications customers declined 18% compared to the immediately prior quarter, primarily as a result of lower revenue from wireless handset customers."

    "For fiscal year 2006, analog product revenue climbed to over $2 billion primarily due to strong growth in converters and amplifiers. Overall, in fiscal 2006, our analog product sales grew 13% year-to-year," said Mr. Fishman. "While revenue from general-purpose digital signal processing (DSP) products grew 10% in fiscal 2006 compared to fiscal 2005, this increase was offset by declines in revenue from application-specific DSP products."

    Profit Margins

    Under GAAP, gross margin was $374.6 million, or 58.1% of sales, for the fourth quarter of fiscal 2006 and $1.51 billion, or 58.5% of sales, for fiscal year 2006.

    Non-GAAP gross margin for the fourth quarter was $382.5 million, or 59.4% of sales, compared to 58.3% of sales in the same period one year ago and 60.1% of sales in the immediately prior quarter. For fiscal year 2006, non-GAAP gross margin was $1.54 billion, or 59.7% of sales, compared to 57.9% of sales in fiscal 2005. The increase from year to year was primarily related to increased factory utilization and the result of increased sales of higher margin products in fiscal 2006 compared to fiscal 2005.

    Under GAAP, operating profit for the fourth quarter of fiscal 2006 totaled $119.3 million, or approximately 18.5% of sales. For the year, GAAP operating profit was $551.8 million, or approximately 21.4% of sales.

    Non-GAAP operating profit for the fourth quarter was $159.4 million, or 24.7% of sales, compared to 24.8% of sales in the same period one year ago and 27.1% of sales in the immediately prior quarter. The sequential decline in non-GAAP operating profit was primarily due to lower revenue in the fourth quarter of fiscal 2006, as compared to the immediately prior quarter. For the year, non-GAAP operating profit was $673.2 million, or 26.2% of sales, compared to 22.9% of sales in fiscal year 2005.

    Uses of Cash

    Capital expenditures totaled $41.8 million in the fourth quarter of fiscal year 2006, or 6.5% of sales. For the year, capital expenditures totaled $129.3 million, or 5% of sales.

    During the fourth quarter of fiscal 2006, ADI paid $55.6 million in cash dividends. For the year, dividend payments to shareholders totaled $201.5 million.

    During the fourth quarter of fiscal 2006, the company repurchased approximately 11.9 million shares of ADI common stock for $357.0 million. During the 2006 fiscal year, the company repurchased approximately 30.7 million shares of ADI common stock, or 9% of shares outstanding, for $1.03 billion.

    ADI has repurchased a cumulative total of approximately 14% of shares outstanding for $1.69 billion under the $2 billion stock repurchase program previously authorized by the Board of Directors.

    Balance Sheet

    Cash and short term investments totaled approximately $2.1 billion at the end of the fourth quarter.

    In the fourth quarter, inventory increased by approximately $1.2 million compared to the immediately prior quarter. Days cost of sales in inventory was 128 days at the end of the fourth quarter of fiscal 2006, compared to 126 days at the end of the immediately prior quarter.

    Days sales in accounts receivable were 47 days at the end of the fourth quarter, compared to 49 days at the end of the immediately prior quarter.

    Revenue Analysis by Product

    During the fourth quarter of fiscal year 2006, revenue from analog products totaled 84% of sales and revenue from DSP products totaled 16% of sales.

    During the fourth quarter, revenue from analog products grew 14% compared to the same period one year ago and 2% compared to the immediately prior quarter. Compared to the same period one year ago, data converter product sales grew 10%, amplifier product sales grew 22%, power management product sales grew 3%, and other analog product sales grew 27%. Compared to the immediately prior quarter, data converter product sales declined 1%, primarily due to more moderate sales to base station applications after very strong growth in the prior quarter and also due to continued weakness in the semiconductor automatic test equipment market. Amplifier product sales and power management product sales each grew 2% compared to the immediately prior quarter. Other analog product sales grew 12% compared to the immediately prior quarter due to increased demand for micro-electromechanical systems (MEMS) products and the acquisition of the Integrant RF tuner product line.

    During the fourth quarter, revenue from DSP products declined 31% compared to the same period one year ago and declined 21% compared to the immediately prior quarter. DSP product sales were significantly impacted by the divesture during the second quarter of fiscal 2006 of the DSP-based digital subscriber line (DSL) application-specific integrated circuit (ASIC) product line and also by an inventory correction among customers of our DSP-based wireless chipset products for cellular handsets. Approximately 9% of the Company's sales in the fourth quarter were from general-purpose DSP products, which grew 15% compared to the same period one year ago and 3% compared to the immediately prior quarter.

    For the year, revenue from analog products grew 13%. Approximately 61% of sales in fiscal 2006 were attributed to converters and amplifiers, which, compared to the previous year, grew 10% and 19%, respectively.

    DSP product sales during fiscal year 2006 declined 11% compared to fiscal year 2005, primarily due to the divestiture during the second quarter of fiscal 2006 of the DSP-based DSL ASIC product line which had $55 million in revenue in 2005 and $14 million in revenue in 2006. Excluding this product line, DSP product sales declined approximately 4% in fiscal 2006 compared to fiscal 2005, as the 10% annual revenue growth of general-purpose DSP products was offset by declines in application-specific DSP product revenue.

    We have provided a four year summary of our revenue by product type and end market on the investor relations page of our website to help investors better understand the long term trends in our business.

    Outlook for the First Quarter of Fiscal 2007

    The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. These statements do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

    Product sales in the first quarter of fiscal 2007 are planned to be approximately $635 to $670 million. This includes an additional week of operations as the first quarter of fiscal 2007 will have a total of 14 weeks. In addition, revenue in the first quarter of fiscal 2007 will include a $35 million one-time, non-recurring payment received by the Company on November 9, 2006 in exchange for granting a license of certain intellectual property rights to a third party. Total revenue in the first quarter of fiscal 2007 is expected to range from $670 to $705 million.

    Non-GAAP gross margin in the first quarter of fiscal 2007 is planned to be approximately 60% to 60.5% of sales. Due primarily to the fact that the one-time $35 million payment will not have any cost of sales associated with it, GAAP gross margin is planned to be approximately 61.2% to 61.6% of sales.

    Non-GAAP operating expenses are planned to increase by approximately $11 million primarily as a result of expenses associated with the additional week of operations within the first quarter of fiscal 2007.

    GAAP diluted EPS is planned to be approximately $0.36 to $0.42 for the first quarter of fiscal 2007, which includes approximately $0.02 of various net expenses detailed in the Summary of Estimated Non-GAAP Data for the First Quarter Ending February 3, 2007 Table provided with this release. Non-GAAP diluted EPS is planned to be approximately $0.38 to $0.44 for the first quarter of fiscal 2007.

    Non-GAAP Financial Information

    This release includes non-GAAP financial measures, for revenue, net income, diluted EPS, gross margin and operating income, which exclude the effects of charges related to stock-based compensation, restructuring related expenses, acquisition related expenses, income tax benefits associated with the settlement of an IRS examination, gain on the sale of a product line, the tax expense associated with the repatriation of foreign earnings, and non-recurring revenue associated with the license of certain intellectual property rights to a third party. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

    Analog Devices believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.

    Analog Devices believes that the presentation of non-GAAP net income and non-GAAP net income per share data, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors regarding financial and business trends relating to its financial condition and results of operations. The Company's usage of non-GAAP measures, and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods.

    Tables reconciling our non-GAAP measures to GAAP are provided in this release. The items excluded from the non-GAAP measures were excluded because they are of a non-operational nature. The company believes that the exclusion of these items provides an enhanced understanding to investors of the underlying baseline operating results and trends of the company's business. Management uses these non-GAAP measures to evaluate the company's operating performance.

    As described above, Analog Devices excludes the following items from our non-GAAP measures:

    Stock-based compensation related to employee stock options. These expenses consist of expenses for employee stock options under FAS123R. We exclude these stock-based compensation expenses from our non-GAAP measures primarily because they are non-cash expenses. Further, as we implemented FAS 123R beginning in fiscal 2006, we believe it is useful to investors to understand the impact of the application of FAS 123R to our results of operations.

    Restructuring Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses have no direct correlation to the operation of our business in the future.

    Acquisition Related Expense. We incur in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. We also incur amortization of purchased intangible assets in connection with acquisitions. We exclude these items because these expenses are not reflective of ongoing operating results in the period incurred.

    Gain on the Sale of a Product Line. We realized a gain on the sale of our DSP-based DSL ASIC and network processor product line that we sold in the second quarter of fiscal 2006. This amount arose from prior activities and has no direct correlation to the ongoing business operations.

    Tax Benefit Associated with IRS Tax Settlement. The United States Internal Revenue Service (the IRS) has completed its examination of fiscal years 2001, 2002 and 2003 and issued their report. The Company has agreed to accept this report and has filed its 2005 tax return and an amended return for 2004 to conform to the methodologies agreed to during the 2001-2003 examination. The completion of this examination and the filing of refund claims in other jurisdictions associated with the completion of the IRS audit have resulted in an income tax benefit. We exclude these income tax benefits from our non-GAAP results because they are not associated with the income tax expense on our current operating results.

    Tax Expense Associated with the Repatriation of Foreign Earnings. On October 22, 2004, the American Jobs Creation Act of 2004, or the AJCA, was signed into law. The AJCA created a temporary incentive for US multinational corporations to repatriate accumulated foreign income by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. During fiscal 2005, we repatriated $1,055 million of accumulated foreign earnings. Under current tax law, the earnings repatriated prior to October 29, 2005 were taxed at a reduced effective tax rate. We exclude this item from our non-GAAP results because it was a temporary incentive and is not associated with the ongoing operations of our business.

    Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment will increase revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

    Conference Call Scheduled for 4:30

    Mr. Fishman will discuss the fourth quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30 pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

    A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687
(replay only) and providing the conference ID: 1249895 or by visiting the Investor Relations page on ADI's web site.

    About Analog Devices

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    Safe harbor statement under the Private Securities Litigation
Reform Act of 1995

    This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our statements regarding expected sales growth, revenue, earnings, operating margins, and other financial results, and expected increases in customer demand for our products that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, adverse results in various litigation matters, our ability to hire engineers, salespeople and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our most recent Form 10-Q, as filed with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

    Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Analog Devices and any other company.


                   Analog Devices, Fourth Quarter, Fiscal 2006

                          Sales/Earnings Summary (GAAP)
                    (In thousands, except per-share amounts)

                 ----------------------------- -----------------------
                      Three Months Ended         Twelve Months Ended
                 ----------------------------- -----------------------
                   4Q 06     3Q 06     4Q 05      FY06        FY05
                 Oct. 28   July 29   Oct. 29    Oct. 28     Oct. 29
                    2006      2006      2005       2006        2005
                 --------- --------- --------- ----------- -----------
Net Sales        $644,342  $663,660  $622,130  $2,573,176  $2,388,808
   Y/Y Growth           4%       14%       -2%          8%         -9%
   Q/Q Growth          -3%        3%        7%
Cost of Sales     269,770   273,550   259,455   1,067,036   1,005,968
Gross Margin      374,572   390,110   362,675   1,506,140   1,382,840
   Percent of
    Sales            58.1%     58.8%     58.3%       58.5%       57.9%
---------------- --------- --------- --------- ----------- -----------
Operating
 Expenses:
   R&D            137,550   136,061   123,704     536,747     497,097
   Selling,
    Marketing
    and G&A       100,710    99,663    84,715     394,086     338,276
   Purchased In-
    Process
    Research and
    Development    16,211     5,500         -      21,711           -
   Special
    Charges           777         -    31,480       1,790      31,480
---------------- --------- --------- --------- ----------- -----------
Operating Income  119,324   148,886   122,776     551,806     515,987
   Percent of
    Sales            18.5%     22.4%     19.7%       21.4%       21.6%
---------------- --------- --------- --------- ----------- -----------
Other Income      (24,495)  (26,277)  (21,890)   (110,589)    (71,703)
---------------- --------- --------- --------- ----------- -----------
Income Before
 Tax              143,819   175,163   144,666     662,395     587,690
Provision for
 Taxes              6,148    30,478    76,325     113,661     172,903
   Tax Rate           4.3%     17.4%     52.8%       17.2%       29.4%
---------------- --------- --------- --------- ----------- -----------
Minority
 Interest             748         -         -         748           -
---------------- --------- --------- --------- ----------- -----------
Net Income       $138,419  $144,685  $ 68,341  $  549,482  $  414,787
   Percent of
    Sales            21.5%     21.8%     11.0%       21.4%       17.4%
---------------- --------- --------- --------- ----------- -----------

Shares used for
 EPS - Basic      346,803   357,887   369,945     358,762     371,791
Shares used for
 EPS - Diluted    357,164   369,542   380,607     370,964     383,474

Earnings per
 Share - Basic   $   0.40  $   0.40  $   0.18  $     1.53  $     1.12
Earnings per
 Share - Diluted $   0.39  $   0.39  $   0.18  $     1.48  $     1.08

Dividends paid
 per share       $   0.16  $   0.16  $   0.10  $     0.56  $     0.32
---------------- --------- --------- --------- ----------- -----------


                   Analog Devices, Fourth Quarter, Fiscal 2006

                    Reconciliation from GAAP to Non-GAAP Data
                    (In thousands, except per-share amounts)

Management believes that non-GAAP financial information enhances an investor's understanding of the Company's historical financial performance. Non-GAAP financial information excludes the following amounts of stock-based compensation expense related to the adoption of FAS123R, restructuring related expense, tax expense associated with the repatriation of foreign earnings, gain on sale of a product line, tax benefit associated with IRS settlement and acquisition related costs. The provision for taxes has been adjusted, as appropriate, to reflect the tax effect of these items.


             For the Three Months Ended October 28, 2006
----------------------------------------------------------------------
                                         Stock-Based   Restructuring
                                         Compensation     Related
                                 GAAP       Expense        Expense
----------------------------------------------------------------------
Net Sales                      $644,342  $          -  $           -
Cost of Sales                   269,770        (2,821)        (2,804)
----------------------------------------------------------------------
Gross Margin                    374,572         2,821          2,804
   Percent of Sales                58.1%
----------------------------------------------------------------------
Operating Expenses:
   R&D                          137,550        (7,148)             -
   Selling, Marketing and G&A   100,710        (7,364)             -
   Purchased In-Process
    Research and Development     16,211             -              -
   Special Charges                  777             -           (777)
----------------------------------------------------------------------
Operating Income                119,324        17,333          3,581
   Percent of Sales                18.5%
----------------------------------------------------------------------
Other Income                    (24,495)            -              -
----------------------------------------------------------------------
Income Before Tax               143,819        17,333          3,581
Provision for Taxes               6,148         5,027          1,254
----------------------------------------------------------------------
Minority interest                   748             -              -
----------------------------------------------------------------------
Net Income                     $138,419  $     12,306  $       2,327
======================================================================
Earnings per Share - Diluted   $   0.39  $      0.034  $       0.007


             For the Three Months Ended October 28, 2006
----------------------------------------------------------------------
                                                Tax Benefit
                                                 Associated
                                    Acquisition   with IRS
                                      Related       Tax
                                       Expense   Settlement  Non-GAAP
----------------------------------- ----------------------------------
Net Sales                            $        -  $        -  $644,342
Cost of Sales                            (2,271)          -   261,874
----------------------------------- ----------------------------------
Gross Margin                              2,271           -   382,468
   Percent of Sales                                              59.4%
----------------------------------- ----------------------------------
Operating Expenses:
   R&D                                        -           -   130,402
   Selling, Marketing and G&A              (650)          -    92,696
   Purchased In-Process Research
    and Development                     (16,211)          -         -
   Special Charges                            -           -         -
----------------------------------- ----------------------------------
Operating Income                         19,132           -   159,370
   Percent of Sales                                              24.7%
----------------------------------- ----------------------------------
Other Income                                  -               (24,495)
----------------------------------- ----------------------------------
Income Before Tax                        19,132           -   183,865
Provision for Taxes                       6,086      26,664    45,179
----------------------------------- ----------------------------------
Minority interest                             -           -       748
----------------------------------- ----------------------------------
Net Income                           $   13,046  $  (26,664) $139,434
=================================== ==================================
Earnings per Share - Diluted         $    0.037  $   (0.075) $   0.39


               For the Three Months Ended July 29, 2006
----------------------------------------------------------------------
                                         Stock-Based   Restructuring
                                         Compensation     Related
                                 GAAP       Expense        Expense
----------------------------------------------------------------------
Net Sales                      $663,660  $          -  $           -
Cost of Sales                   273,550        (2,949)        (5,736)
----------------------------------------------------------------------
Gross Margin                    390,110         2,949          5,736
   Percent of Sales                58.8%
----------------------------------------------------------------------
Operating Expenses:
   R&D                          136,061        (7,971)             -
   Selling, Marketing and G&A    99,663        (8,055)             -
   Purchased In-Process
    Research and Development      5,500             -              -
----------------------------------------------------------------------
Operating Income                148,886        18,975          5,736
   Percent of Sales                22.4%
----------------------------------------------------------------------
Other Income                    (26,277)            -              -
----------------------------------------------------------------------
Income Before Tax               175,163        18,975          5,736
Provision for Taxes              30,478         5,527          2,008
----------------------------------------------------------------------
Net Income                     $144,685  $     13,448  $       3,728
======================================================================
Earnings per Share - Diluted   $   0.39  $      0.036  $       0.010

               For the Three Months Ended July 29, 2006
----------------------------------------------------------------------
                                                Tax Benefit
                                                 Associated
                                    Acquisition   with IRS
                                      Related       Tax
                                       Expense   Settlement  Non-GAAP
----------------------------------- ----------------------------------
Net Sales                            $        -  $        -  $663,660
Cost of Sales                                                 264,865
----------------------------------- ----------------------------------
Gross Margin                                  -           -   398,795
   Percent of Sales                                              60.1%
----------------------------------- ----------------------------------
Operating Expenses:
   R&D                                     (733)          -   127,357
   Selling, Marketing and G&A                 -           -    91,608
   Purchased In-Process Research
    and Development                      (5,500)          -         -
----------------------------------- ----------------------------------
Operating Income                          6,233           -   179,830
   Percent of Sales                                              27.1%
----------------------------------- ----------------------------------
Other Income                                  -           -   (26,277)
----------------------------------- ----------------------------------
Income Before Tax                         6,233           -   206,107
Provision for Taxes                         780       8,494    47,287
----------------------------------- ----------------------------------
Net Income                           $    5,453  $   (8,494) $158,820
=================================== ==================================
Earnings per Share - Diluted         $    0.015  $   (0.023) $   0.43



             For the Three Months Ended October 29, 2005
----------------------------------------------------------------------
                                               Tax Expense
                                                Associated
                                                 with the
                                Restructuring   Repatriation
                                   Related      of Foreign
                       GAAP         Expense       Earnings   Non-GAAP
-------------------- --------- -------------- -------------- ---------
Net Sales            $622,130  $           -  $           -  $622,130
Cost of Sales         259,455              -              -   259,455
-------------------- --------- -------------- -------------- ---------
Gross Margin          362,675              -              -   362,675
   Percent of Sales      58.3%                                   58.3%
-------------------- --------- -------------- -------------- ---------
Operating Expenses:
   R&D                123,704              -              -   123,704
   Selling,
    Marketing and
    G&A                84,715              -              -    84,715
   Special Charges     31,480        (31,480)             -         -
-------------------- --------- -------------- -------------- ---------
Operating Income      122,776         31,480              -   154,256
   Percent of Sales      19.7%                                   24.8%
-------------------- --------- -------------- -------------- ---------
Other Income          (21,890)             -              -   (21,890)
-------------------- --------- -------------- -------------- ---------
Income Before Tax     144,666         31,480              -   176,146
Provision for Taxes    76,325         10,118        (48,768)   37,675
-------------------- --------- -------------- -------------- ---------
Net Income           $ 68,341  $      21,362  $      48,768  $138,471
==================== ========= ============== ============== =========
Earnings per Share -
 Diluted             $   0.18  $       0.056  $       0.128  $   0.36



             Analog Devices, Fourth Quarter, Fiscal 2006

                    Reconciliation from GAAP to Non-GAAP Data
                    (In thousands, except per-share amounts)

Management believes that non-GAAP financial information enhances an investor's understanding of the Company's historical financial performance. Non-GAAP financial information excludes the following amounts of stock-based compensation expense related to the adoption of FAS123R, restructuring related expense, tax expense associated with the repatriation of foreign earnings, gain on sale of a product line, tax benefit associated with IRS settlement and acquisition related costs. The provision for taxes has been adjusted, as appropriate, to reflect the tax effect of these items.

             For the Twelve Months Ended October 28, 2006
----------------------------------------------------------------------
                                         Stock-Based   Restructuring
                                         Compensation     Related
                                GAAP        Expense        Expense
----------------------------------------------------------------------
Net Sales                    $2,573,176  $          -  $           -
Cost of Sales                 1,067,036        (7,714)       (20,320)
----------------------------------------------------------------------
Gross Margin                  1,506,140         7,714         20,320
   Percent of Sales                58.5%
----------------------------------------------------------------------
Operating Expenses:
   R&D                          536,747       (32,963)             -
   Selling, Marketing and
    G&A                         394,086       (33,193)             -
   Purchased In-Process
    Research and Development     21,711             -              -
   Special Charges                1,790             -         (1,790)
----------------------------------------------------------------------
Operating Income                551,806        73,870         22,110
   Percent of Sales                21.4%
----------------------------------------------------------------------
Other Income                   (110,589)            -              -
----------------------------------------------------------------------
Income Before Tax               662,395        73,870         22,110
Provision for Taxes             113,661        21,260          7,739
----------------------------------------------------------------------
Minority Interest                   748             -              -
----------------------------------------------------------------------
Net Income                   $  549,482  $     52,610  $      14,371
======================================================================
Earnings per Share - Diluted $     1.48  $      0.142  $       0.039

             For the Twelve Months Ended October 28, 2006
----------------------------------------------------------------------
                                              Tax Benefit
                                     Gain on   Associated
                        Acquisition  Sale of    with IRS
                          Related    Product      Tax
                           Expense     Line    Settlement   Non-GAAP
----------------------- ----------------------------------------------
Net Sales                $        -  $      -  $        -  $2,573,176
Cost of Sales                (2,271)        -           -   1,036,731
----------------------- ----------------------------------------------
Gross Margin                  2,271         -           -   1,536,445
   Percent of Sales                                              59.7%
----------------------- ----------------------------------------------
Operating Expenses:
   R&D                         (733)        -           -     503,051
   Selling, Marketing
    and G&A                    (650)        -           -     360,243
   Purchased In-Process
    Research and
    Development             (21,711)        -           -           -
   Special Charges                -         -           -           -
----------------------- ----------------------------------------------
Operating Income             25,365         -           -     673,151
   Percent of Sales                                              26.2%
----------------------- ----------------------------------------------
Other Income                      -    13,027           -     (97,562)
----------------------- ----------------------------------------------
Income Before Tax            25,365   (13,027)          -     770,713
Provision for Taxes           6,865    (4,559)     35,158     180,124
----------------------- ----------------------------------------------
Minority Interest                 -         -           -         748
----------------------- ----------------------------------------------
Net Income               $   18,500  $ (8,468) $  (35,158) $  591,337
======================= ==============================================
Earnings per Share -
 Diluted                 $    0.050  $ (0.023) $   (0.095) $     1.59


             For the Twelve Months Ended October 29, 2005
----------------------------------------------------------------------
                                             Tax Expense
                                              Associated
                                               with the
                              Restructuring   Repatriation
                                 Related      of Foreign
                    GAAP          Expense       Earnings    Non-GAAP
---------------- ----------- -------------- -------------- -----------
Net Sales        $2,388,808  $           -  $           -  $2,388,808
Cost of Sales     1,005,968              -              -   1,005,968
---------------- ----------- -------------- -------------- -----------
Gross Margin      1,382,840              -              -   1,382,840
   Percent of
    Sales              57.9%                                     57.9%
---------------- ----------- -------------- -------------- -----------
Operating
 Expenses:
   R&D              497,097              -              -     497,097
   Selling,
    Marketing
    and G&A         338,276              -              -     338,276
   Special
    Charges          31,480        (31,480)             -           -
---------------- ----------- -------------- -------------- -----------
Operating Income    515,987         31,480              -     547,467
   Percent of
    Sales              21.6%                                     22.9%
---------------- ----------- -------------- -------------- -----------
Other Income        (71,703)             -              -     (71,703)
---------------- ----------- -------------- -------------- -----------
Income Before
 Tax                587,690         31,480              -     619,170
Provision for
 Taxes              172,903         10,118        (48,768)    134,253
---------------- ----------- -------------- -------------- -----------
Net Income       $  414,787  $      21,362  $      48,768  $  484,917
================ =========== ============== ============== ===========
Earnings per
 Share - Diluted $     1.08          0.056          0.128  $     1.26


                       Summary of Estimated Non-GAAP Data
                    (In thousands, except per-share amounts)

Management believes that non-GAAP financial information enhances an investor's understanding of the Company's historical financial performance. Our Non-GAAP income statement will exclude the following estimated amounts of stock-based compensation expense related to the adoption of FAS123R, restructuring related expense, acquisition related costs and a one-time payment associated with the licensing of intellectual property. The provision for taxes has been adjusted, as appropriate, to reflect the estimated tax effect of these items.


         Estimate for the Three Months Ended February 3, 2007
----------------------------------------------------------------------

                              Stock-Based    Restructuring Acquisition
                               Compensation     Related      Related
                                 Expense        Expense      Expense
----------------------------- ------------- -------------- -----------
Net Sales                     $          -  $           -  $        -
Cost of Sales                       (2,796)          (572)     (2,446)
----------------------------- ------------- -------------- -----------
Gross Margin                         2,796            572       2,446
----------------------------- ------------- -------------- -----------
Operating Expenses:
   R&D                              (8,673)             -           -
   Selling, Marketing and G&A       (8,021)             -        (744)
   Purchased In-Process
    Research and Development             -              -           -
   Special Charges                       -        (10,832)          -
----------------------------- ------------- -------------- -----------
Operating Income                    19,490         11,404       3,190
----------------------------- ------------- -------------- -----------
Other Income                             -              -           -
----------------------------- ------------- -------------- -----------
Income Before Tax                   19,490         11,404       3,190
Provision for Taxes                  5,652          3,992      (4,677)
----------------------------- ------------- -------------- -----------
Minority interest                        -              -           -
----------------------------- ------------- -------------- -----------
Net Income                    $     13,838  $       7,412  $    7,867
============================= ============= ============== ===========
Earnings per Share - Diluted
 (Decrease)/Increase          $      0.040  $       0.021  $    0.023

                                                 One-time     Total
                                                  Payment    Estimated
                                                 Associated  Impact on
                                                 with the      GAAP
                                                 Licensing    Income
                                                   of IP     Statement
----------------------------------------------- ----------- ----------
Net Sales                                       $  (35,000) $ (35,000)
Cost of Sales                                            -     (5,814)
----------------------------------------------- ----------- ----------
Gross Margin                                       (35,000)   (29,186)
----------------------------------------------- ----------- ----------
Operating Expenses:
   R&D                                                   -     (8,673)
   Selling, Marketing and G&A                            -     (8,765)
   Purchased In-Process Research and
    Development                                          -          -
   Special Charges                                       -    (10,832)
----------------------------------------------- ----------- ----------
Operating Income                                   (35,000)      (916)
----------------------------------------------- ----------- ----------
Other Income                                             -          -
----------------------------------------------- ----------- ----------
Income Before Tax                                  (35,000)      (916)
Provision for Taxes                                (12,250)    (7,283)
----------------------------------------------- ----------- ----------
Minority interest                                        -          -
----------------------------------------------- ----------- ----------
Net Income                                      $  (22,750) $   6,367
=============================================== =========== ==========
Earnings per Share - Diluted
 (Decrease)/Increase                            $   (0.066) $   0.018



             Analog Devices, Fourth Quarter, Fiscal 2006

              Selected Balance Sheet Information (GAAP)
                            (In thousands)

                                      4Q 06       3Q 06       4Q 05
                                   ----------- ----------- -----------
                                    Oct. 28     July 29     Oct. 29
                                       2006        2006        2005
---------------------------------- ----------- ----------- -----------
Cash & Short-term Investments      $2,128,334  $2,516,061  $2,705,942
Accounts Receivable, Net              329,393     359,774     320,523
Inventories (1)                       378,651     377,434     325,605
Other Current Assets                  174,924     179,659     380,386
---------------------------------- ----------- ----------- -----------
  Total Current Assets              3,011,302   3,432,928   3,732,456
PP&E, Net                             562,625     558,054     599,906
Investments                            31,429      30,317      45,365
Intangible Assets                     299,017     180,933     167,576
Other                                  82,478      90,015      37,908
---------------------------------- ----------- ----------- -----------
Total Assets                       $3,986,851  $4,292,247  $4,583,211
---------------------------------- ----------- ----------- -----------

Deferred Income-Shipments to
 Distributors                        $149,543    $165,850    $121,802
Other Current Liabilities             341,400     419,314     697,121
Non-Current Liabilities                60,115      59,649      72,787
Stockholders' Equity                3,435,793   3,647,434   3,691,501
---------------------------------- ----------- ----------- -----------
Total Liabilities & Equity         $3,986,851  $4,292,247  $4,583,211
---------------------------------- ----------- ----------- -----------
Accounts Receivable - Days Sales
 Outstanding                               47          49          47
Days Cost of Sales in Inventory           128         126         115

(1) includes $3,703 and $4,066 related to stock-based compensation expense in 4Q06 and 3Q06, respectively.


                   Analog Devices, Fourth Quarter, Fiscal 2006

                           Cash Flow Statement (GAAP)
                                 (In thousands)

                                     ---------------------------------
                                            Three Months Ended
                                     ---------------------------------
                                       4Q 06      3Q 06       4Q 05
                                     ---------- ---------- -----------
                                      Oct. 28    July 29    Oct. 29
                                        2006       2006        2005
                                     ---------- ---------- -----------
Cash flows from operating
 activities:
  Net Income                         $ 138,419  $ 144,685  $   68,341
  Adjustments to reconcile net
   income to net cash provided by
   operations:
    Depreciation                        38,904     42,181      38,054
    Amortization of intangibles          3,359      1,145         342
    Stock-based compensation            17,599     19,306         983
    Excess tax benefit - stock
     options                           (25,222)  (141,220)          -
    Tax benefit - stock options              -          -      50,374
    Non-cash portion of special
     charge                                  -          -           -
    Other non-cash expense                 120         84         898
    Gain on sale of a product line           -          -           -
    Purchased in-process research
     and development                    16,211      5,500           -
    Minority interest                     (748)         -           -
    Deferred income taxes                3,932    (11,985)      5,667
    Changes in operating assets and
     liabilities                       (25,839)    14,277      35,660
------------------------------------ ---------- ---------- -----------
   Total adjustments                    28,316    (70,712)    131,978
------------------------------------ ---------- ---------- -----------
Net cash provided by operating
 activities                            166,735     73,973     200,319
------------------------------------ ---------- ---------- -----------
 Percent of Sales                         25.9%      11.1%       32.2%
------------------------------------ ---------- ---------- -----------

Cash flows from investing
 activities:
  Additions to property, plant and
   equipment, net                      (41,755)   (38,360)    (21,029)
  Purchases of short-term available-
   for-sale investments               (418,019)  (689,130)   (875,189)
  Maturities of short-term
   available-for-sale investments      630,642    989,638   1,331,742
  Proceeds from sale of a product
   line                                      -          -           -
  Proceeds from sale of fixed assets     1,735          -           -
  Payments for acquisitions, net of
   cash acquired                      (142,104)   (14,913)          -
  Decrease in other assets              (3,402)       269       3,976
------------------------------------ ---------- ---------- -----------
Net cash provided (used) by
 investing activities                   27,097    247,504     439,500
------------------------------------ ---------- ---------- -----------

Cash flows from financing
 activities:
  Dividend payments to shareholders    (55,642)   (57,524)    (37,128)
  Repurchase of common stock          (357,012)  (305,163)   (240,796)
  Net proceeds from employee stock
   plans                                14,540     20,173      17,004
  Excess tax benefit - stock options    25,222    141,220           -
------------------------------------ ---------- ---------- -----------
Net cash used for financing
 activities                           (372,892)  (201,294)   (260,920)
------------------------------------ ---------- ---------- -----------
Effect of exchange rate changes on
 cash                                     (118)       451         639
------------------------------------ ---------- ---------- -----------

Net (decrease) increase in cash and
 cash equivalents                     (179,178)   120,634     379,538
Cash and cash equivalents at
 beginning of period                   523,125    402,491     248,053
------------------------------------ ---------- ---------- -----------
Cash and cash equivalents at end of
 period                              $ 343,947  $ 523,125  $  627,591
------------------------------------ ---------- ---------- -----------


                                             -------------------------
                                                Twelve Months Ended
                                             -------------------------
                                                 FY06         FY05
                                             ------------ ------------
                                             Oct. 28 2006 Oct. 29 2005
                                            ------------- ------------
Cash flows from operating activities:
  Net Income                                 $   549,482  $   414,787
  Adjustments to reconcile net income to net
   cash provided by operations:
    Depreciation                                 166,851      153,181
    Amortization of intangibles                    5,312        2,383
    Stock-based compensation                      75,429        4,870
    Excess tax benefit - stock options          (181,178)           -
    Tax benefit - stock options                        -       50,374
    Non-cash portion of special charge               459            -
    Other non-cash expense                           784        1,822
    Gain on sale of a product line               (13,027)           -
    Purchased in-process research and
     development                                  21,711            -
    Minority interest                               (748)           -
    Deferred income taxes                        (28,454)      14,604
    Changes in operating assets and
     liabilities                                  24,481       30,683
-------------------------------------------- ------------ ------------
   Total adjustments                              71,620      257,917
-------------------------------------------- ------------ ------------
Net cash provided by operating activities        621,102      672,704
-------------------------------------------- ------------ ------------
 Percent of Sales                                   24.1%        28.2%
-------------------------------------------- ------------ ------------

Cash flows from investing activities:
  Additions to property, plant and
   equipment, net                               (129,297)     (85,457)
  Purchases of short-term available-for-sale
   investments                                (2,483,123)  (3,457,017)
  Maturities of short-term available-for-
   sale investments                            2,788,717    3,526,871
  Proceeds from sale of a product line            23,070            -
  Proceeds from sale of fixed assets               1,735            -
  Payments for acquisitions, net of cash
   acquired                                     (157,017)           -
  Decrease in other assets                           723        5,644
-------------------------------------------- ------------ ------------
Net cash provided (used) by investing
 activities                                       44,808       (9,959)
-------------------------------------------- ------------ ------------

Cash flows from financing activities:
  Dividend payments to shareholders             (201,451)    (118,998)
  Repurchase of common stock                  (1,024,982)    (525,493)
  Net proceeds from employee stock plans          94,392       89,402
  Excess tax benefit - stock options             181,178            -
-------------------------------------------- ------------ ------------
Net cash used for financing activities          (950,863)    (555,089)
-------------------------------------------- ------------ ------------
Effect of exchange rate changes on cash            1,309          995
-------------------------------------------- ------------ ------------

Net (decrease) increase in cash and cash
 equivalents                                    (283,644)     108,651
Cash and cash equivalents at beginning of
 period                                          627,591      518,940
-------------------------------------------- ------------ ------------
Cash and cash equivalents at end of period   $   343,947  $   627,591
-------------------------------------------- ------------ ------------


The following table summarizes sales trends by product categories showing what proportion of our total sales are represented by each product category as well as the annual sequential growth rates for each product category. The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we restate the product categories for all prior periods in order to ensure the trends by product category continue to be meaningful.


Revenue Trends by Product

--------------------------------- ---- -------------------------------
                                  3 Yr           Fiscal Year
                                       -------------------------------
                                  CAGR  2006    2005    2004    2003
--------------------------------- ---- ------- ------- ------- -------
 Converters                        16% $1,023  $  927  $  884  $  663
% Total Sales                              40%     39%     33%     32%
Y-Y                                        10%      5%     33%     13%
--------------------------------- ---- ------- ------- ------- -------
 Amplifiers                        13% $  532  $  446  $  467  $  371
% Total Sales                              21%     19%     18%     18%
Y-Y                                        19%     -5%     26%      8%
--------------------------------- ---- ------- ------- ------- -------
 Power Management & References     -3% $  220  $  214  $  264  $  243
% Total Sales                               8%      9%     10%     12%
Y-Y                                         3%    -19%      9%     29%
--------------------------------- ---- ------- ------- ------- -------
 Other Analog                      16% $  302  $  243  $  286  $  194
% Total Sales                              12%     10%     11%      9%
Y-Y                                        24%    -15%     47%      6%
--------------------------------- ---- ------- ------- ------- -------
 Total Analog Products             12% $2,077  $1,830  $1,901  $1,471
% Total Sales                              81%     77%     72%     72%
Y-Y                                        13%     -4%     29%     13%
--------------------------------- ---- ------- ------- ------- -------

--------------------------------- ---- ------- ------- ------- -------
 General Purpose DSP                9% $  205  $  187  $  176  $  160
% Total Sales                               8%      8%      7%      8%
Y-Y                                        10%      6%     10%      7%
--------------------------------- ---- ------- ------- ------- -------
 DSP-based DSL ASIC and Network
  Processor Product Line(a)       -40% $   14  $   55  $   56  $   65
% Total Sales                               1%      2%      2%      3%
Y-Y                                       -74%     -2%    -13%      8%
--------------------------------- ---- ------- ------- ------- -------
 Wireless Handset Chipsets         -5% $  239  $  267  $  433  $  275
% Total Sales                               9%     11%     16%     14%
Y-Y                                       -10%    -38%     56%    145%
--------------------------------- ---- ------- ------- ------- -------
 Other DSP                        -21% $   38  $   50  $   68  $   76
% Total Sales                               1%      2%      3%      4%
Y-Y                                       -25%    -26%    -10%     -6%
--------------------------------- ---- ------- ------- ------- -------
 Total DSP Products                -5% $  496  $  559  $  733  $  576
% Total Sales                              19%     23%     28%     28%
Y-Y                                       -11%    -24%     27%     43%
--------------------------------- ---- ------- ------- ------- -------

--------------------------------- ---- ------- ------- ------- -------
 TOTAL ADI                          8% $2,573  $2,389  $2,634  $2,047
% Total Sales                             100%    100%    100%    100%
Y-Y                                         8%     -9%     29%     20%
--------------------------------- ---- ------- ------- ------- -------

(a) Disposed of DSP-based DSL ASIC and network processor product line in the second quarter of fiscal 2006


    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro, 781-461-3282
             781-461-3491 (fax)
             Director of Corporate Communications
             investor.relations@analog.com